Exhibit 99.1

Newtek Business Services Adds to its Senior Management Team

New York, N.Y. - January 7, 2008 - Newtek Business Services, Inc. (NASDAQ: NEWT) (www.newtekbusinessservices.com), a provider of business services and financial products to the small- and medium-sized business market, announced today the hiring of three new senior managers. Dian F. Gamble was hired as the Senior Vice President of Operations, and David Schreffler was hired as the Vice President of Health Insurance and Employee Benefits, both in Newtek’s insurance agency. In addition, Robert T. Hawes was hired as a Senior Vice President in Newtek’s small business lender.

Dian F. Gamble has worked in the insurance industry for almost 30 years. Prior to joining Newtek, Ms. Gamble held senior positions at Nationwide Insurance Companies where, most recently, she managed the sales effort and growth of the company’s insurance program on both a state and regional level. At Newtek, Ms. Gamble will be responsible for managing the production process at Newtek’s insurance agency.

David Schreffler has over 20 years of experience in the insurance field. Previous to joining Newtek, Mr. Schreffler was a Regional Director at Rogers Benefit Group where he successfully built the company’s entire Mid-Atlantic insurance business. Mr. Schreffler is a Certified Employee Benefits Specialist, with deep domain experience in a full range of employee benefit products and services. He will be responsible for growing the health and employee benefits operation for Newtek’s insurance agency to meet the growing demand for these types of products and services.

Robert Hawes has over 30 years of experience in the financial services arena, and joins Newtek’s small business lender from Business Loan Express where, most recently, he served as the Senior Vice President of Servicing. Mr. Hawes has particular expertise in instituting policies and practices to increase portfolio liquidation recoveries, which will be of great significance to Newtek as it expands its lending business to include the acquisition and servicing of non-performing loans. At Newtek, Mr. Hawes will be responsible for launching and managing this program in 2008.

Barry Sloane, chairman and CEO of Newtek Business Services, Inc. said, “We are pleased to welcome such top-level talent to the Newtek team. With their depth and breadth of experience, we are confident these individuals will play an integral role in growing Newtek’s business to meet the ever-increasing demand for the full suite of products and services we offer to small- and medium-sized business owners.”

About Newtek Business Services, Inc.

Newtek Business Services, Inc. is a direct distributor to the small- to medium-sized business market under the Newtek TM brand. According to the U.S. Small Business Administration, there are over 26.8 million small businesses in the United States, which in total represent 99.7 percent of all employer firms, generate 60 to 80 percent of all new jobs annually and create more than 50 percent of non-farm private GDP. Since 1999, Newtek has helped these business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses. Newtek focuses on providing its 84,000 business accounts with access to financial, management and technological resources that enable them to better grow and compete in today’s marketplace. Newtek’s products and services include:

•	Business Lending: Business loans to start up, acquire, or expand a business

•	Electronic Payment Processing: Credit card, debit card, check conversion, and ACH solutions

•	Insurance Services: Nationwide commercial and personal lines of insurance

•	Outsourced Digital Bookkeeping: Bookkeeping and recordkeeping at a fraction of the cost of in-house staff

•	Web Hosting: Full service web host including domain registration and online shopping cart tools

•	Web Design and Development: Customized web design and development services for a powerful web presence

•	Tax Preparation and Advisory Services: Expert tax planning and consultation for your business

•	Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval

•	Business Plan Preparation: Professional business plan assistance providing a roadmap for success

•	Payroll: Payroll management processing and employee tax filing

For more information, please visit www.newtekbusinessservices.com.

Statements in this press release including statements regarding Newtek’s beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions which could cause Newtek’s actual results to differ from management’s current expectations are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov.

Contact:

Newtek Business Services

Barry Sloane

Chairman of the Board & CEO

212-356-9500

bsloane@newtekbusinessservices.com